Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – August 31, 2021

FVCbank Acquires Membership Interest in Atlantic Coast Mortgage, LLC

Fairfax, VA-FVCbank (the “Bank”) has acquired a membership interest in Atlantic Coast Mortgage, LLC (“ACM”). As a result of such investment, the Bank has obtained a 28.7% ownership interest in ACM. The transaction is effective today, August 31, 2021.

The Bank provides a warehouse lending facility to ACM, including a construction-to-permanent financing line, and has developed portfolio mortgage products to diversify its current held for investment loan portfolio.

ACM is a licensed mortgage lender headquartered in Fairfax, Virginia primarily engaged in the origination of 1-4 family residential mortgage loans and construction loans. ACM was founded in 2011 and is led by a team of seasoned mortgage professionals including its Chief Executive Officer, Timur Tunador, a founder of ACM who has almost 30 years of mortgage banking experience. ACM is licensed in the Commonwealth of Virginia, the District of Columbia, Maryland, and 14 other states. Including its headquarters in Fairfax, Virginia, ACM currently has 12 branches located in Virginia, Maryland, the District of Columbia, and South Carolina.

“We are excited to partner with a leading mortgage originator who shares a common vision of community banking,” said David W. Pijor, Chairman and CEO. “This partnership will allow us to provide competitive residential mortgage products to our customers, while increasing our financial opportunities and expanding our revenue mix.”

About FVCbank

FVCbank is a wholly-owned subsidiary of FVCBankcorp, Inc. (NASDAQ: FVCB) that commenced operations in November 2007. FVCbank is a $1.98 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

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